Consent of Independent Registered Public Accounting Firm
      --------------------------------------------------------

We consent to the use in this Registration Statement of Legend Motors Worldwide, Inc. on Form SB-2 (No. ____) of our report, dated July 1, 2005 for GT 40 North America, Inc., appearing in the Prospectus, which is part of this Registration Statement, and of our report dated July 1, 2005, relating to the financial statements of GT 40 North America, Inc. appearing elsewhere in this Registration Statement.



We also consent to the reference to our firm under the captions "Experts" and "Selected Financial Data" in such Prospectus.


/s/ Tedder, James, Worden & Associates, P.A.


Orlando, Florida
August 12, 2005



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